Exhibit 99.1

April 10, 2015

From the desk of:                C. Stephen Cochennet, Chairman
Guardian 8 Holdings
7432 E Tierra Buena Lane, Suite 102
Scottsdale, AZ  85260

Dear Guardian 8 Debenture Holder:

As you may well be aware, a majority of the deferred cash interest payments on the debentures is due on May 1st, 2015 and the company is not yet generating sufficient cash for it to make the payments.  Unless at least 65% of the debenture holders are agreeable to the terms in the attached letter and first amendment to the securities purchase agreement, Guardian 8 Holdings will be in default of the debenture agreements.

Company management has developed a reorganization plan designed to reduce spending and establish that the recent improvement in sales performance has indeed become a reliable sales delivery model that can be scaled at a later date. Please see the attached press release regarding the Company’s Q1 performance improvements.

The reorganization plan includes vital steps to ensuring company health through the reduction in monthly operating expenses and focus on profitable sales. These steps include, but are not limited to:

•	A forty percent reduction in workforce; relying on essential personnel to continue the Company’s mission

•	Remaining employees will be subject to either a 20% reduction in pay, deferred pay or company shares of common stock as payment for services

•	Marketing expenses for long-cycle deal development (e.g. International, Federal Government) will be virtually eliminated

•	Domestic, short-cycle deal development will be facilitated by proven systems that are currently yielding results

•	The Company’s cornerstone product (Pro V2) will be adapted for consumer use on a test basis and may roll out nationally if successful

•	Beginning July 1st , a two-step distribution model will be pursued in a complimentary manner to direct sales efforts

•	Product pricing will be increased to improve margins and accommodate the new distribution model

•	Six of the eight sales territories will be managed as House accounts

These efforts are dependent upon existing debenture holders agreeing to the terms in the attached First Amendment to Securities Purchase Agreement.  Additional funding of operations is another key element which is uncertain for the Company at this time, however, extensive efforts are being made to deliver success.

I take your capitalization of the company seriously and I hope your flexibility and patience allows the Company to execute its contingency plans.

Regards,

/s/ C. Stephen Cochennet

C. Stephen Cochennet
Chief Executive Officer
Guardian 8 Corporation
Direct Line: (816) 803-5551
Email: steve@guardian8.com

7432 E. Tierra Buena Lane, Suite 102, Scottsdale, AZ 85260
480.426.1005 | guardian8.com